HAYNES  INTERNATIONAL,  INC.
1020  W.  PARK  AVENUE
P.  O.  BOX  9013
KOKOMO,  IN    46904-9013



FOR  IMMEDIATE  RELEASE
CONTACT:                    JOSEPH  F.  BARKER
TELEPHONE:                    (317)  456-6004


HAYNES  INTERNATIONAL,  INC.
ANNOUNCES  EXECUTION  OF  DEFINITIVE  ACQUISITION  AGREEMENTS

     Kokomo, Indiana, January 24, 1997 - Haynes International, Inc. announced today that Haynes Holdings, Inc., its parent corporation, has entered into a Stock Purchase Agreement with Blackstone Partners II Merchant Banking Fund L.P. and certain of its affiliates ("Blackstone") and a Stock Redemption
Agreement with MLGA Fund II, L.P. and MLGAL Partners, L.P., the principal investors in Haynes Holdings, which together provide for a recapitalization of Haynes Holdings through a repurchase by Haynes Holdings of approximately 79.9% of its outstanding shares of common stock at a price of $10.15 per share in cash and the purchase by Blackstone of a like number of shares at the same price.

     The United States Department of Justice has granted early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; however, several additional conditions must be satisfied prior to the closing of the transactions. Although there can be no assurance that such conditions will be satisfied, the transactions provided for in the Stock Purchase Agreement are expected to close prior to the end of the month.

     Haynes International, Inc., based in Kokomo, Indiana, develops, manufactures and markets technologically advanced, high performance alloys primarily for use in the aerospace and chemical processing industries.

     The Blackstone Group is a private investment bank based in New York and founded in 1985 by Peter G. Peterson, its current Chairman, and Stephen A. Schwarzman, its current Chief Executive Officer. The Blackstone Group's main businesses include strictly friendly principal investments, real estate investing and asset management, restructuring and merger and acquisition advisory services. Blackstone Capital Partners II Merchant Banking Fund L.P., the firm's principal investment vehicle, has approximately $1.3 billion of committed equity capital.